Exhibit 99.1

For Immediate Release	For Further Information Contact:
Monday, November 12, 2007	Robert E. Phaneuf
Vice President - Corporate Development
(918) 632-0680

RAM ENERGY RESOURCES REPORTS THIRD QUARTER

2007 RESULTS; MERGER WITH ASCENT ANTICIPATED TO

CLOSE BY END OF NOVEMBER 2007

Tulsa, Oklahoma – RAM Energy Resources, Inc. (Nasdaq: RAME) today announced third quarter 2007 earnings and operating results.

Third Quarter 2007 Highlights

•	RAM reports income of $4.8 million, or $0.12 a share;
•	Cash flow from operations, a non-GAAP measure, was $6.0 million in the third quarter and $16.0 million for the nine months of 2007;
•	Third quarter production of 336,000 barrel equivalents (BOE) of oil and natural gas was down slightly compared with the second quarter level of 337,000 BOE;
•

Non-acquisition capital spending of $5.6 million in the quarter raises the total for the nine months to $15.4 million with total capital expenditures including acquisitions aggregating to $34.1 million. Through the nine months of 2006, non-acquisition capital spending totaled $16.3 million;

•

Devon Energy recently proposed two additional wells in our jointly held Barnett Shale leases. RAM’s share of the total estimated cost for each of the Etta Burress 2-H and the Etta Burress 4-H is expected to be approximately $1.0 million;

•

Liquidity remained substantial at $48.5 million on September 30, composed of $27.0 million of cash and $31.0 million available under our revolving credit facility, of which $9.5 million is reserved for retirement of our 11.5% Senior Notes due February 2008;

•	We continue to expect the close of the merger with Ascent Energy Inc. to occur by the end of November 2007.

‘‘We have positioned the company to grow through a balanced strategy of acquisition, exploitation and exploration; the proposed merger with Ascent represents an opportunity to capitalize on that strategy and meaningfully enhance the near-to-intermediate term growth projects available to us,’’ said Larry Lee, Chairman and CEO. “The solid cash flow evidenced in the third quarter generated by RAM’s substantial mix of oil and natural gas liquids (NGL) production and the rise in the price of oil provides a strong base for the merger with Ascent,” added Mr. Lee.

Income and Cash Flow

For the quarter ended September 30, RAM had net income of $4.8 million, or $0.12 per share, based upon 40.4 million weighted average fully diluted shares outstanding. Compared with the third quarter of 2006, results of the current quarter were positively impacted by an increase in oil and natural gas sales of $1.2 million, or seven percent, the product of a nine percent increase in product prices offset by a two percent decrease in production and an income tax provision benefit. These increases were partially offset by higher operating costs, realized and unrealized derivative losses of $1.1 million and an increase in net interest expense. The income tax benefit of $4.3 million recorded in this year’s third quarter is the result of a tax provision of $300,000 which was more than offset by a reversal of previously accrued taxes and accrued interest totaling $4.6 million, resulting from tax positions taken by RAM in a previous year. Pursuant to FASB Interpretation No. 48 adopted earlier this year, such accruals are to be reversed and recognized in income coincident with the expiration of the statute of limitations, which occurred in the third quarter. By comparison, in the third quarter 2006 RAM reported income of $4.2 million, or $0.13 per share, based upon 33.7 million weighted average fully diluted shares outstanding. In addition, the 2006 quarter’s results included a pre-tax non-cash benefit of $3.9 million for realized and unrealized derivative gains.

Cash flow from operations, a non-GAAP measure, was $6.0 million for the third quarter of 2007 compared to cash flow of $6.6 million in the same quarter of 2006. See the attached table for reconciliation of these non-GAAP financial measures to the corresponding GAAP amounts of cash provided by operating activities of $5.2 million for the third quarter of 2007 and $9.9 million for the same quarter in 2006.

Production

Total production for the third quarter 2007 decreased nearly two percent to 336,000 BOE from the year-ago quarter level of 342,000 BOE. Production of NGLs rose 20 percent to 48,000 barrels and production of natural gas rose eight percent to 641 MMcf, principally a result of increased production from Barnett Shale wells. However, oil production decreased 11 percent to 181,000 barrels as a result of weather related drilling delays and down time of producing wells in the Electra/Burkburnett and Bridgeport fields. Average daily combined production for the third quarter 2007 was 3,650 BOE compared to 3,716 BOE in last year’s third quarter.

Commodity Prices and Revenues

The company’s overall average price per BOE of product produced in the third quarter 2007 rose nine percent to $58.03 compared to last year’s average price for the quarter of $53.43 per BOE. The realized price for oil increased 16 percent to an average of $72.78 per barrel in the third quarter of 2007, compared with last year’s third quarter average realized price of $62.79 per barrel. Similarly, the company’s realized price for natural gas rose nearly four percent to average $6.34 per thousand cubic feet (Mcf) compared to an average of $6.13 per Mcf in the third quarter of 2006.

The increase in natural gas and NGL production combined with the increase in the average realized price of oil and natural gas more than offset the effect of the decrease in oil production resulting from the effect of adverse weather on targeted drilling plans. Oil and gas sales increased nearly seven percent to $19.5 million for the third quarter of 2007 compared to $18.3 million in the same quarter of 2006. The company does not formally designate its derivative contracts as hedges, nor are its derivative contracts associated with its production; therefore realized prices are not associated with derivative gains or losses. With the negative impact to oil and gas sales of $1.1 million attributable to the net of derivative contract settlements, premiums and unrealized mark-to-market losses, total revenues for the third quarter of 2007 were $18.4 million, compared to $22.2 million in the same period of 2006, which were positively impacted by $3.9 million of realized and unrealized mark-to-market gains.

Costs and Expenses

Production costs totaled $5.7 million, or $16.84 per BOE, in the third quarter of 2007, 34 percent higher than the $12.60 per BOE in the previous year’s quarter. The increase was primarily due to the addition of producing properties acquired in the second quarter of 2007, increased maintenance and treating costs due to additional producing wells and increased costs associated with non-operated wells. Production taxes were $1.1 million, or $3.30 per BOE, in this year’s third quarter, 34 percent above the $2.47 per BOE in the third quarter of 2006, principally as a result of the higher average price of oil and natural gas. General and administrative expenses of $2.4 million, or $7.22 per BOE, rose seven percent on a BOE basis as a result of lower total BOE of production. Net interest expense for the third quarter rose by $620,000 to $4.4 million compared to the prior year’s quarter due to pre-payment premiums totaling $800,000 relating to our term loan facility reduction during the quarter.

Nine Months Results

For the nine months ended September 30, 2007 RAM reported net income of $5.1 million, or $0.13 a share, on 39.4 million weighted average fully diluted shares outstanding. Included in the nine month 2007 period is a derivative mark-to-market loss of $2.1 million. For the nine months ended September 30, 2006, RAM recorded net income of $4.0 million, or $0.13 per share, on 30.7 million weighted average fully diluted shares outstanding. Included in the nine months 2006 results is a pre-tax derivative mark-to-market unrealized gain of $5.9 million. Cash flow from operations, a non-GAAP measure, was $16.0 million for the first nine months of 2007 compared to $15.8 million for the same period in 2006. See the attached table for reconciliation of these non-GAAP financial measures to the corresponding GAAP amounts of cash provided by operating activities of $12.7 million for the nine months ended September 30, 2007 and $25.3 million for the nine months ended September 30, 2006.

Operations Update

Oil and gas related capital expenditures totaled $5.6 million in the third quarter; $2.3 million was allocated to lower risk development activities; $2.3 million for exploratory activities; and $1.0 million for the acquisition of undeveloped properties, bringing total capital spending for the nine months to $34.1 million. Total capital expenditures of $34.1 million for the first nine months of 2007 are composed of $7.4 million allocated to drilling new development wells; $6.6 million for exploratory costs; $1.4 million allocated to the acquisition of unproved properties and $18.7 million for a proved property acquisition which closed in the second quarter.

RAM participated in the drilling of 17 gross (17.0 net) development wells and one gross (0.24 net) exploratory well in the third quarter of 2007. All of the development wells drilled in this year’s third quarter are capable of commercial production, while the exploratory well is waiting on orders for completion. In addition, we are continuing to participate in gas exploration in the Arkoma Basin. During the quarter the Weyerhauser 9-22 well was completed and is currently producing at a daily rate of 1,260 Mcf gross (104 Mcf net). RAM participated in the drilling of 45 gross (45 net) development wells and 12 gross (1.9 net) exploratory wells in the first nine months of the year.

RAM to Webcast Third Quarter 2007 Conference Call

The company’s teleconference call to review third quarter results will be broadcast live on a listen-only basis over the internet on Tuesday, November 13, at 8 a.m. Central Standard Time. Interested parties may access the webcast by visiting the RAM Energy Resources, Inc. website at www.ramenergy.com. From the home page, select the Investor Relations tab and then click on the microphone icon. The teleconference may be accessed by dialing 1(866)543-6411 (domestic) or 1(617)213-8900 (international) and providing the participant passcode 87527237 to the operator. The webcast and the accompanying slide presentation will be available for replay on the company’s website. An audio replay will be available until November 20, 2007 by dialing 1(888)286-8010 (domestic) or 1(617)801-6888 (international) and using passcode 97553296.

Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address estimates of capital spending, NYMEX prices of oil and gas and company realizations, the impact of oil and gas derivatives, drilling activities, borrowing availability, and events or developments that the company expects or believes are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, actions taken and to be taken by the government as a result of political and economic conditions, continued availability of capital and financing, and general economic, market or business conditions as well as other risk factors described from time to time in the company’s filings with the SEC. The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

RAM Energy Resources, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration, and development of oil and gas properties and the marketing of crude oil and natural gas. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the Nasdaq under the symbol RAME. For additional information, visit the company website at www.ramenergy.com.

RAM Energy Resources, Inc.

Condensed consolidated balance sheets

(in thousands, except share and per share amounts)

	September 30,	December 31,
	2007	2006
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$ 26,986	$ 6,721
Accounts receivable:
Oil and natural gas sales	7,448	6,194
Joint interest operations, net of allowance of $185 ($187 at December 31, 2006)	387	750
Income taxes	37	121
Other, net of allowance of $25 ($33 at December 31, 2006)	325	236
Derivative assets	-	677
Prepaid expenses	498	1,013
Other current assets	269	-
Total current assets	35,950	15,712

PROPERTIES AND EQUIPMENT, AT COST:
Oil and natural gas properties and equipment, using full cost accounting	219,811	185,284
Other property and equipment	6,670	6,098
	226,481	191,382
Less accumulated amortization and depreciation	(60,090)	(48,577)
Total properties and equipment	166,391	142,805
OTHER ASSETS:
Deferred loan costs, net of accumulated amortization of $5,466 ($4,840 at December 31, 2006)	2,624	2,593
Other	1,207	615
Total assets	$206,172	$161,725

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable:
Trade	$7,900	$7,810
Oil and natural gas proceeds due others	4,766	3,886
Related party	40	14
Other	348	31
Accrued liabilities:
Compensation	682	1,611
Interest	1,846	3,849
Income taxes	402	223
Derivative liabilities	1,098	-
Long-term debt due within one year	28,565	756
Total current liabilities	45,647	18,180

OIL & NATURAL GAS PROCEEDS DUE OTHERS	2,612	2,481
DERIVATIVE LIABILITIES	685	-
LONG-TERM DEBT	119,171	131,481
DEFERRED AND OTHER NON-CURRENT INCOME TAXES	23,162	26,677
ASSET RETIREMENT OBLIGATION	11,295	10,801
COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, $0.0001 par value, 100,000,000 shares authorized; 42,077,067 and 34,276,805 shares issued; 41,239,792 shares and 33,439,530 shares outstanding at September 30, 2007 and December 31, 2006, respectively	4	3
Additional paid-in capital	30,375	2,308
Treasury stock - 837,275 shares at cost	(3,768)	(3,768)
Accumulated deficit	(23,011)	(26,438)
Stockholders' equity (deficit)	3,600	(27,895)
Total liabilities and stockholders' equity (deficit)	$206,172	$161,725

-Table Follows-

RAM Energy Resources, Inc.

Condensed consolidated statements of operations

(in thousands, except share and per share amounts)

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
OPERATING REVENUES AND OTHER OPERATING INCOME:				(restated)
Oil and natural gas sales	$ 19,488	$ 18,267	$ 52,515	$ 53,050
Realized and unrealized gains (losses) on derivatives	(1,146)	3,878	(2,437)	1,108
Gain on sale of assets	11	-	11	-
Other	82	42	384	466
Total operating revenues and other operating income	18,435	22,187	50,473	54,624

OPERATING EXPENSES:
Oil and natural gas production taxes	1,110	843	2,960	2,527
Oil and natural gas production expenses	5,658	4,309	14,868	13,222
Amortization and depreciation	3,913	3,495	11,467	10,019
Accretion expense	146	133	436	398
Share-based compensation	308	-	702	2,218
General and administrative, overhead and other expenses	2,424	2,304	7,348	6,351
Total operating expenses	13,559	11,084	37,781	34,735
Operating income	4,876	11,103	12,692	19,889

OTHER INCOME (EXPENSE):
Interest expense	(4,754)	(3,906)	(12,582)	(13,213)
Interest income	357	129	877	238
INCOME BEFORE INCOME TAXES	479	7,326	987	6,914

INCOME TAX PROVISION (BENEFIT)	(4,291)	3,081	(4,105)	2,924

NET INCOME	$ 4,770	$ 4,245	$ 5,092	$ 3,990

EARNINGS PER SHARE:
Basic	$ 0.12	$ 0.13	$ 0.13	$ 0.13
Diluted	$ 0.12	$ 0.13	$ 0.13	$ 0.13

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	40,292,725	33,459,589	39,276,241	30,139,242
Diluted	40,437,280	33,692,544	39,399,262	30,743,596

-Table Follows-

RAM Energy Resources, Inc.

Condensed consolidated statements of cash flows

(in thousands)

(unaudited)

	Nine months ended September 30,
	2007	2006
OPERATING ACTIVITIES:
Net income	$ 5,092	$ 3,990
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and depreciation:
Oil and natural gas properties and equipment	11,000	9,524
Amortization of deferred loan costs and senior notes discount	657	776
Charge off of unamortized deferred loan costs	-	1,055
Other property and equipment	467	495
Accretion expense	436	398
Unrealized (gain) loss on derivatives	2,076	(5,874)
Deferred income taxes	(4,385)	3,337
Share-based compensation	702	2,218
Gain on disposal of other property and equipment	(11)	(99)
Changes in operating assets and liabilities:
Accounts receivable	(896)	1,303
Prepaid expenses, deposits, and other assets	246	816
Accounts payable	1,313	2,550
Income taxes payable	179	-
Accrued liabilities and other	(4,142)	4,805
Total adjustments	7,642	21,304
Net cash provided by operating activities	12,734	25,294

INVESTING ACTIVITIES:
Payments for oil and natural gas properties and equipment	(34,076)	(21,529)
Proceeds from sales of oil and natural gas properties and equipment	81	3,565
Payments for other property and equipment	(650)	(726)
Proceeds from sales of other property and equipment	-	366
Net cash used in investing activities	(34,645)	(18,324)

FINANCING ACTIVITIES:
Payments on long-term debt	(741)	(87,738)
Payments of loan fees	(657)	(2,978)
Proceeds from borrowings on long-term debt	16,208	106,557
Stock redemption	-	(9,792)
Repurchase of stock	-	(3,768)
Common stock offering, net of direct costs	27,366	-
Deferred income taxes on share-based compensation	-	(843)
Payments of merger costs	-	(4,187)
Cash acquired in merger	-	3,801
Dividends paid	-	(500)
Net cash provided by financing activities	42,176	552
Net increase in cash and cash equivalents	20,265	7,522

Cash and cash equivalents at beginning of period	6,721	70
Cash and cash equivalents at end of period	$ 26,986	$ 7,592

-Table Follows-

RAM Energy Resources, Inc.

Condensed consolidated statements of cash flows, continued

(in thousands)

(unaudited)

Nine months ended September 30,
	2007	2006

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$ 14,723	$ 7,214
Cash paid for income taxes	$ 18	$ 124

DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
Accrued interest added to principal balance of revolving credit facility	$ -	$ 2,848
Amount added to asset retirement obligations for new wells	$ 405	$ 350

-Table Follows-

RAM Energy Resources, Inc.

Reconciliation of cash flow from operations

(a non-GAAP measure) to GAAP net

cash provided by operating activities

Non-GAAP Financial Measure

Cash flow, a non-GAAP measure, represents cash provided by operating activities before the impact of discontinued operations, changes in working capital items related to operating activities, and further adjusted for unrealized gains or losses on derivative transactions. This non-GAAP measure is presented because management believes it is a useful adjunct to cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). This non-GAAP cash flow measure is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities. This non-GAAP measure is not a measure of financial performance under GAAP and should not be considered as an alternative to cash provided (used) by operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity.

	2007
	Three months ended	Nine months ended
	September 30	September 30

Net cash provided by operating activities per condensed Consolidated statements of cash flow	$5,238	$12,734
Less: working capital changes	(733)	(3,300)

Cash flow from operations (a non-GAAP measure)	$5,971	$16,034

Cash flow from operations (a non-GAAP measure)	$5,971	$16,034
Less: realized gains (losses) on derivatives	(226)	(361)

Cash flow from operations (a non-GAAP measure) excluding realized gains (losses) on derivatives	$6,197	$16,395

	2006
	Three months ended	Nine months ended
	September 30	September 30
Net cash provided by operating activities per condensed Consolidated statements of cash flow	$9,928	$25,294

Less: working capital changes	3,377	9,474

Cash flow from operations (a non-GAAP measure)	$6,551	$15,820

Cash flow from operations (a non-GAAP measure)	$6,551	$15,820
Less: realized gains (losses) on derivatives	(1,152)	(4,766)

Cash flow from operations (a non-GAAP measure) excluding realized gains (losses) on derivatives	$7,703	$20,586